The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying prospectus and prospectus supplement do not constitute an offer to sell the securities and we are not soliciting an offer to buy the securities in any state where the offer or sale is not permitted.

Subject to Completion. Dated January 9, 2023

January 2023 Registration Statement No. 333-265158 Pricing Supplement dated January , 2023 Filed pursuant to Rule 424(b)(2)

Structured Investments

Opportunities in International Equities

Contingent Income Auto-Callable Securities due January 18, 2024

Based on the Value of the KraneShares CSI China Internet ETF

Principal at Risk Securities

Unlike conventional debt securities, the securities do not guarantee the payment of interest or any return of principal at maturity. Instead, the securities offer the opportunity for investors to receive a contingent quarterly payment equal to at least 4.125% of the stated principal amount (the actual contingent quarterly payment will be determined on the pricing date) with respect to each quarterly determination date on which the closing price of the underlier is greater than or equal to 60% of the initial underlier value, which we refer to as the downside threshold level. If the closing price of the underlier is greater than or equal to the initial underlier value on any determination date (other than the final determination date), beginning July 11, 2023, the securities will be automatically redeemed for an amount per security equal to the stated principal amount plus the contingent quarterly payment otherwise due. However, if on any determination date the closing price of the underlier is less than the initial underlier value, the securities will not be redeemed and if that closing price is less than the downside threshold level, investors will not receive any contingent quarterly payment for the related quarterly period. If the securities are not redeemed prior to maturity and the final underlier value is greater than or equal to the downside threshold level, the payment at maturity due on the securities will be equal to the stated principal amount plus the contingent quarterly payment otherwise due. However, if the securities are not redeemed prior to maturity and the final underlier value is less than the downside threshold level, at maturity investors will lose 1% of the stated principal amount for every 1% that the final underlier value is less than the initial underlier value. Under these circumstances, the amount investors receive will be less than 60% of the stated principal amount and could be zero. The securities are for investors who are willing and able to risk their principal and forgo guaranteed interest payments, in exchange for the opportunity to receive contingent quarterly payments at a potentially above-market rate, subject to automatic early redemption. Investors will not participate in any appreciation of the underlier even though investors will be exposed to the depreciation in the value of the underlier if the securities have not been redeemed prior to maturity and the final underlier value is less than the downside threshold level. Investors may lose their entire initial investment in the securities. The securities are unsecured and unsubordinated debt obligations of Barclays Bank PLC. Any payment on the securities, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party. If Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power (as described on page 5 of this document) by the relevant U.K. resolution authority, you might not receive any amounts owed to you under the securities. See “Risk Factors” and “Consent to U.K. Bail-in Power” in this document and “Risk Factors” in the accompanying prospectus supplement.

SUMMARY TERMS
Issuer:	Barclays Bank PLC
Reference asset*:	KraneShares CSI China Internet ETF (Bloomberg ticker symbol “KWEB UP”) (the “underlier”)
Aggregate principal amount:	$
Stated principal amount:	$10 per security
Pricing date†:	January 11, 2023
Original issue date†:	January 17, 2023
Maturity date*†:	January 18, 2024
Automatic early redemption:	The securities will not be redeemed prior to the July 11, 2023 determination date. If, on any determination date (other than the final determination date), beginning July 11, 2023, the closing price of the underlier is greater than or equal to the initial underlier value, the securities will be automatically redeemed for an early redemption payment on the contingent payment date immediately following that determination date. The securities will not be redeemed early if the closing price of the underlier is less than the initial underlier value on the related determination date. No further payments will be made on the securities after they have been redeemed.
Early redemption payment:	The early redemption payment will be an amount per security equal to (i) the stated principal amount plus (ii) the contingent quarterly payment otherwise due.
Contingent quarterly payment:

• If, on any determination date, the closing price of the underlier is greater than or equal to the downside threshold level, we will pay a contingent quarterly payment of at least $0.4125 (at least 4.125% of the stated principal amount) per security on the related contingent payment date. The actual contingent quarterly payment will be determined on the pricing date.

• If, on any determination date, the closing price of the underlier is less than the downside threshold level, no contingent quarterly payment will be made with respect to that determination date.

Payment at maturity:

If the securities are not redeemed prior to maturity, you will receive on the maturity date a cash payment per security determined as follows:

• If the final underlier value is greater than or equal to the downside threshold level:

(i) stated principal amount plus (ii) the contingent quarterly payment otherwise due

• If the final underlier value is less than the downside threshold level:

stated principal amount × underlier performance factor

Under these circumstances, the payment at maturity will be less than the stated principal amount of $10 and will represent a loss of more than 40%, and possibly all, of an investor’s initial investment. Investors may lose their entire initial investment in the securities. Any payment on the securities, including any repayment of principal, is not guaranteed by any third party and is subject to (a) the creditworthiness of Barclays Bank PLC and (b) the risk of exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority.

U.K. Bail-in Power acknowledgment:	Notwithstanding and to the exclusion of any other term of the securities or any other agreements, arrangements or understandings between Barclays Bank PLC and any holder or beneficial owner of the securities, by acquiring the securities, each holder and beneficial owner of the securities acknowledges, accepts, agrees to be bound by and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority. See “Consent to U.K. Bail-in Power” on page 5 of this document.
Downside threshold level*:	$ , which is equal to 60% of the initial underlier value (rounded to three decimal places)
Initial underlier value*:	$ , which is the closing price of the underlier on the pricing date
Final underlier value*:	The closing price of the underlier on the final determination date
(terms continued on the next page)
Commissions and initial issue price:	Initial issue price(1)	Price to public(1)	Agent’s commissions	Proceeds to issuer
Per security	$10	$10	$0.125(2) $0.05(3)	$9.825
Total	$	$	$	$
(1)	Our estimated value of the securities on the pricing date, based on our internal pricing models, is expected to be between $9.522 and $9.722 per security. The estimated value is expected to be less than the initial issue price of the securities. See “Additional Information Regarding Our Estimated Value of the Securities” on page 4 of this document.

(2)	Morgan Stanley Wealth Management and its financial advisors will collectively receive from the agent, Barclays Capital Inc., a fixed sales commission of $0.125 for each security they sell. See “Supplemental Plan of Distribution” in this document.

(3)	Reflects a structuring fee payable to Morgan Stanley Wealth Management by the agent or its affiliates of $0.05 for each security.

One or more of our affiliates may purchase up to 15% of the aggregate principal amount of the securities and hold such securities for investment for a period of at least 30 days. Accordingly, the total principal amount of the securities may include a portion that was not purchased by investors on the original issue date. Any unsold portion held by our affiliate(s) may affect the supply of securities available for secondary trading and, therefore, could adversely affect the price of the securities in the secondary market. Circumstances may occur in which our interests or those of our affiliates could be in conflict with your interests.

Investing in the securities involves risks not associated with an investment in conventional debt securities. See “Risk Factors” beginning on page 11 of this document and beginning on page S-9 of the prospectus supplement. You should read this document together with the related prospectus and prospectus supplement, each of which can be accessed via the hyperlinks below, before you make an investment decision.

The securities will not be listed on any U.S. securities exchange or quotation system. Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities or determined that this document is truthful or complete. Any representation to the contrary is a criminal offense.

The securities constitute our unsecured and unsubordinated obligations. The securities are not deposit liabilities of Barclays Bank PLC and are not covered by the U.K. Financial Services Compensation Scheme or insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency or deposit insurance agency of the United States, the United Kingdom or any other jurisdiction.

Prospectus dated May 23, 2022	Prospectus Supplement dated June 27, 2022

Contingent Income Auto-Callable Securities due January 18, 2024

Based on the Value of the KraneShares CSI China Internet ETF

Principal at Risk Securities

Terms continued from previous page:
Underlier performance factor:	final underlier value / initial underlier value
Determination dates†:

April 11, 2023**, July 11, 2023, October 11, 2023 and January 11, 2024. We also refer to January 11, 2024 as the final determination date.

**The securities are not subject to automatic early redemption until the second determination date, which is July 11, 2023.

Contingent payment dates†:	April 14, 2023, July 14, 2023, October 16, 2023 and the maturity date
Closing price*:	Closing price has the meaning set forth under “Reference Assets—Exchange-Traded Funds—Special Calculation Provisions” in the prospectus supplement.
Calculation agent:	Barclays Bank PLC
Additional terms:	Terms used in this document, but not defined herein, will have the meanings ascribed to them in the prospectus supplement.
CUSIP / ISIN:	06748D725 / US06748D7259
Listing:	The securities will not be listed on any securities exchange.
Selected dealer:	Morgan Stanley Wealth Management (“MSWM”)

*	If the shares of the underlier are de-listed or if the underlier is liquidated or otherwise terminated, the calculation agent may select a successor fund or, if no successor fund is available, may accelerate the maturity date. In addition, in the case of certain events related to the underlier, the calculation agent may adjust any variable, including but not limited to, the underlier, initial underlier value, final underlier value, downside threshold level and closing price of the underlier if the calculation agent determines that the event has a diluting or concentrative effect on the theoretical value of the shares of the underlier. For more information, see “Reference Assets—Exchange-Traded Funds—Adjustments Relating to Securities with an Exchange-Traded Fund as a Reference Asset” in the accompanying prospectus supplement.
†	Expected. In the event that we make any change to the pricing date or the original issue date, the determination dates, the contingent payment dates and/or the maturity date may be changed so that the stated term of the securities remains the same. Each determination date may be postponed if that determination date is not a scheduled trading day or if a market disruption event occurs on that determination date as described under “Reference Assets—Exchange-Traded Funds—Market Disruption Events for Securities with an Exchange-Traded Fund That Holds Equity Securities as a Reference Asset” in the accompanying prospectus supplement. In addition, a contingent payment date and/or the maturity date will be postponed if that day is not a business day or if the relevant determination date is postponed as described under “Terms of the Notes—Payment Dates” in the accompanying prospectus supplement.

Barclays Capital Inc.
January 2023	Page 2

Contingent Income Auto-Callable Securities due January 18, 2024

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Principal at Risk Securities

Additional Terms of the Securities

You should read this document together with the prospectus dated May 23, 2022, as supplemented by the prospectus supplement dated June 27, 2022 relating to our Global Medium-Term Notes, Series A, of which the securities are a part. This document, together with the documents listed below, contains the terms of the securities and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the securities.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

▪	Prospectus dated May 23, 2022: http://www.sec.gov/Archives/edgar/data/312070/000119312522157585/d337542df3asr.htm

▪	Prospectus supplement dated June 27, 2022: http://www.sec.gov/Archives/edgar/data/0000312070/000095010322011301/dp169388_424b2-prosupp.htm

Our SEC file number is 1-10257 and our Central Index Key, or CIK, on the SEC website is 0000312070. As used in this document, “we,” “us” and “our” refer to Barclays Bank PLC.

In connection with this offering, Morgan Stanley Wealth Management is acting in its capacity as a selected dealer.

January 2023	Page 3

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Principal at Risk Securities

Additional Information Regarding Our Estimated Value of the Securities

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates and our internal funding rates. Our internal funding rates (which are our internally published borrowing rates based on variables, such as market benchmarks, our appetite for borrowing and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market. Our estimated value on the pricing date is based on our internal funding rates. Our estimated value of the securities might be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the securities on the pricing date is expected to be less than the initial issue price of the securities. The difference between the initial issue price of the securities and our estimated value of the securities is expected to result from several factors, including any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the securities, the estimated cost that we may incur in hedging our obligations under the securities, and estimated development and other costs that we may incur in connection with the securities. These other costs will include a fee paid to LFT Securities, LLC, an entity in which an affiliate of Morgan Stanley Wealth Management has an ownership interest, for providing certain electronic platform services with respect to this offering.

Our estimated value on the pricing date is not a prediction of the price at which the securities may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the securities in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the securities in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after the pricing date, the price at which Barclays Capital Inc. may initially buy or sell the securities in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the pricing date for a temporary period expected to be approximately 40 days after the initial issue date of the securities because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the securities and other costs in connection with the securities that we will no longer expect to incur over the term of the securities. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, which may include the tenor of the securities and/or any agreement we may have with the distributors of the securities. The amount of our estimated costs that we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial issue date of the securities based on changes in market conditions and other factors that cannot be predicted.

We urge you to read “Risk Factors” beginning on page 11 of this document.

You may revoke your offer to purchase the securities at any time prior to the pricing date. We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to their pricing date. In the event of any changes to the terms of the securities, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

January 2023	Page 4

Contingent Income Auto-Callable Securities due January 18, 2024

Based on the Value of the KraneShares CSI China Internet ETF

Principal at Risk Securities

Consent to U.K. Bail-in Power

Notwithstanding and to the exclusion of any other term of the securities or any other agreements, arrangements or understandings between us and any holder or beneficial owner of the securities, by acquiring the securities, each holder and beneficial owner of the securities acknowledges, accepts, agrees to be bound by and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority.

Under the U.K. Banking Act 2009, as amended, the relevant U.K. resolution authority may exercise a U.K. Bail-in Power in circumstances in which the relevant U.K. resolution authority is satisfied that the resolution conditions are met. These conditions include that a U.K. bank or investment firm is failing or is likely to fail to satisfy the Financial Services and Markets Act 2000 (the “FSMA”) threshold conditions for authorization to carry on certain regulated activities (within the meaning of section 55B FSMA) or, in the case of a U.K. banking group company that is a European Economic Area (“EEA”) or third country institution or investment firm, that the relevant EEA or third country relevant authority is satisfied that the resolution conditions are met in respect of that entity.

The U.K. Bail-in Power includes any write-down, conversion, transfer, modification and/or suspension power, which allows for (i) the reduction or cancellation of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the securities; (ii) the conversion of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the securities into shares or other securities or other obligations of Barclays Bank PLC or another person (and the issue to, or conferral on, the holder or beneficial owner of the securities such shares, securities or obligations); (iii) the cancellation of the securities and/or (iv) the amendment or alteration of the maturity of the securities, or amendment of the amount of interest or any other amounts due on the securities, or the dates on which interest or any other amounts become payable, including by suspending payment for a temporary period; which U.K. Bail-in Power may be exercised by means of a variation of the terms of the securities solely to give effect to the exercise by the relevant U.K. resolution authority of such U.K. Bail-in Power. Each holder and beneficial owner of the securities further acknowledges and agrees that the rights of the holders or beneficial owners of the securities are subject to, and will be varied, if necessary, solely to give effect to, the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. For the avoidance of doubt, this consent and acknowledgment is not a waiver of any rights holders or beneficial owners of the securities may have at law if and to the extent that any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority in breach of laws applicable in England.

For more information, please see “Risk Factors—Risks Relating to the Issuer—You may lose some or all of your investment if any U.K. bail-in power is exercised by the relevant U.K. resolution authority” in this document as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail, including the exercise by the relevant U.K. resolution authority of a variety of statutory resolution powers, could materially adversely affect the value of any securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

January 2023	Page 5

Contingent Income Auto-Callable Securities due January 18, 2024

Based on the Value of the KraneShares CSI China Internet ETF

Principal at Risk Securities

Investment Summary

Contingent Income Auto-Callable Securities

Principal at Risk Securities

The Contingent Income Auto-Callable Securities due January 18, 2024 Based on the Value of the KraneShares CSI China Internet ETF, which we refer to as the securities, provide an opportunity for investors to receive a contingent quarterly payment, which is an amount equal to at least $0.4125 (at least 4.125% of the stated principal amount), with respect to each quarterly determination date on which the closing price of the underlier is greater than or equal to 60% of the initial underlier value, which we refer to as the downside threshold level. However, if the closing price of the underlier is less than the downside threshold level on a determination date, investors will not receive any contingent quarterly payment for that determination date. The actual contingent quarterly payment will be determined on the pricing date. The closing price of the underlier could be below the downside threshold level on most or all of the determination dates so that you receive few or no contingent quarterly payments over the term of the securities.

The securities will not be redeemed prior to the July 11, 2023 determination date. If the closing price of the underlier is greater than or equal to the initial underlier value on any determination date (other than the final determination date) after the initial six-month non-call period, the securities will be automatically redeemed for an early redemption payment equal to the stated principal amount plus the contingent quarterly payment otherwise due. If the securities are automatically redeemed prior to maturity, investors will receive no further contingent quarterly payments. At maturity, if the securities have not previously been redeemed and the final underlier value is greater than or equal to the downside threshold level, the payment at maturity will be equal to the stated principal amount plus the contingent quarterly payment otherwise due. However, if the securities have not previously been redeemed and the final underlier value is less than the downside threshold level, investors will lose 1% of the stated principal amount for every 1% that the final underlier value is less than the initial underlier value. Under these circumstances, the amount investors receive will be less than 60% of the stated principal amount and could be zero. Investors in the securities must be willing and able to accept the risk of losing their entire initial investment and also the risk of not receiving any contingent quarterly payment throughout the entire term of the securities. In addition, investors will not participate in any appreciation of the underlier.

Key Investment Rationale

The securities are for investors who are willing and able to risk their principal and forgo guaranteed interest payments, in exchange for the opportunity to receive contingent quarterly payments at a potentially above-market rate, subject to automatic early redemption. The securities offer investors an opportunity to receive a contingent quarterly payment of at least $0.4125 (at least 4.125% of the stated principal amount) with respect to each determination date on which the closing price of the underlier is greater than or equal to the downside threshold level. The actual contingent quarterly payment will be determined on the pricing date. In addition, the following scenarios reflect the potential payment on the securities, if any, upon an automatic early redemption or at maturity:

Scenario 1

On any determination date (other than the final determination date) after the initial six-month non-call period, the closing price of the underlier is greater than or equal to the initial underlier value.

▪ The securities will be automatically redeemed for (i) the stated principal amount plus (ii) the contingent quarterly payment otherwise due.

▪ Investors will not participate in any appreciation of the underlier from the initial underlier value and will receive no further contingent quarterly payments.

Scenario 2

The securities are not automatically redeemed prior to maturity and the final underlier value is greater than or equal to the downside threshold level.

▪ The payment due at maturity will be (i) the stated principal amount plus (ii) the contingent quarterly payment otherwise due.

▪ Investors will not participate in any appreciation of the underlier from the initial underlier value.

Scenario 3

The securities are not automatically redeemed prior to maturity and the final underlier value is less than the downside threshold level.

▪ The payment due at maturity will be equal to the stated principal amount times the underlier performance factor. In this case, at maturity, the securities pay less than 60% of the stated principal amount and the percentage loss of the stated principal amount will be equal to the percentage decrease in the final underlier value from the initial underlier value. For example, if the final underlier value is 55% less than the initial underlier value, the securities will pay $4.50 per security, or 45% of the stated principal amount, for a loss of 55% of the stated principal amount. Investors will lose a significant portion and may lose all of their principal in this scenario.

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Principal at Risk Securities

Selected Purchase Considerations

The securities are not suitable for all investors. The securities may be a suitable investment for you if all of the following statements are true:

▪	You do not seek an investment that produces fixed periodic interest or coupon payments or other non-contingent sources of current income.

▪	You do not anticipate that the final underlier value will be less than the downside threshold level on the final determination date, and you are willing and able to accept the risk that, if it is, you will lose a significant portion or all of the stated principal amount.

▪	You do not anticipate that the closing price of the underlier will be less than the downside threshold level on any determination date, and you are willing and able to accept the risk that, if it is, you may receive few or no contingent quarterly payments over the term of the securities.

▪	You are willing and able to forgo participation in any appreciation of the underlier, and you understand that any return on your investment will be limited to the contingent quarterly payments that may be payable on the securities.

▪	You are willing and able to accept the risks associated with an investment linked to the performance of the underlier, as explained in more detail in the “Risk Factors” section of this document.

▪	You understand and accept that you will not be entitled to receive dividends or distributions that may be paid to holders of the underlier or the securities held by the underlier, nor will you have any voting rights with respect to the underlier or the securities held by the underlier.

▪	You are willing and able to accept the risk that the securities may be automatically redeemed prior to scheduled maturity and that you may not be able to reinvest your money in an alternative investment with comparable risk and yield.

▪	You do not seek an investment for which there will be an active secondary market and you are willing and able to hold the securities to maturity if the securities are not automatically redeemed.

▪	You are willing and able to assume our credit risk for all payments on the securities.

▪	You are willing and able to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority.

The securities may not be a suitable investment for you if any of the following statements are true:

▪	You seek an investment that produces fixed periodic interest or coupon payments or other non-contingent sources of current income.

▪	You seek an investment that provides for the full repayment of principal at maturity.

▪	You anticipate that the final underlier value will be less than the downside threshold level on the final determination date, or you are unwilling or unable to accept the risk that, if it is, you will lose a significant portion or all of the stated principal amount.

▪	You anticipate that the closing price of the underlier will be less than the downside threshold level on one or more determination dates, or you are unwilling or unable to accept the risk that, if it is, you may receive few or no contingent quarterly payments over the term of the securities.

▪	You seek exposure to any upside performance of the underlier or you seek an investment with a return that is not limited to the contingent quarterly payments that may be payable on the securities.

▪	You are unwilling or unable to accept the risks associated with an investment linked to the performance of the underlier, as explained in more detail in the “Risk Factors” section of this document.

▪	You seek an investment that entitles you to dividends or distributions on, or voting rights related to, the underlier or the securities held by the underlier.

▪	You are unwilling or unable to accept the risk that the securities may be automatically redeemed prior to scheduled maturity.

▪	You seek an investment for which there will be an active secondary market and/or you are unwilling or unable to hold the securities to maturity if they are not automatically redeemed.

▪	You are unwilling or unable to assume our credit risk for all payments on the securities.

▪	You are unwilling or unable to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority.

You must rely on your own evaluation of the merits of an investment in the securities. You should reach a decision whether to invest in the securities after carefully considering, with your advisors, the suitability of the securities in light of your investment objectives and the specific information set forth in this document, the prospectus and the prospectus supplement. Neither the issuer nor Barclays Capital Inc. makes any recommendation as to the suitability of the securities for investment.

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Principal at Risk Securities

How the Securities Work

The following diagrams illustrate the potential outcomes for the securities depending on the closing price of the underlier on the determination dates.

Diagram #1: Determination Dates Prior to the Final Determination Date

Diagram #2: Payment at Maturity If No Automatic Early Redemption Occurs

For more information about the payment upon an automatic early redemption or at maturity in different hypothetical scenarios, see “Hypothetical Examples” below.

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Hypothetical Examples

The numbers appearing in the following examples may have been rounded for ease of analysis. The examples below assume that the securities will be held until maturity or earlier redemption and do not take into account the tax consequences of an investment in the securities. The examples below are based on the following terms:*

Hypothetical Initial Underlier Value:	$100.00
Hypothetical Downside Threshold Level:	$60.000, which is 60% of the hypothetical initial underlier value
Hypothetical Contingent Quarterly Payment:	$0.4125 (4.125% of the stated principal amount). The actual contingent quarterly payment will be set on the pricing date and will be at least 4.125% of the stated principal amount.
Stated Principal Amount:	$10 per security

* Terms used for purposes of these hypothetical examples may not represent the actual initial underlier value, downside threshold level or contingent quarterly payment applicable to the securities. In particular, the hypothetical initial underlier value of $100.00 used in these examples has been chosen for illustrative purposes only and may not represent a likely actual initial underlier value. Please see “KraneShares CSI China Internet ETF Overview” below for recent actual values of the underlier. The actual initial underlier value, downside threshold level and contingent quarterly payment applicable to the securities will be determined on the pricing date.

In Examples 1 and 2, the closing price of the underlier is greater than or equal to the hypothetical initial underlier value of $100.00 on one of the determination dates after the initial six-month non-call period and prior to the final determination date (the actual initial underlier value will be determined on the pricing date). Because the closing price of the underlier is greater than or equal to the initial underlier value on one of the determination dates after the initial six-month non-call period and prior to the final determination date, the securities are automatically redeemed following the relevant determination date. In Examples 3 and 4, the closing price of the underlier on the determination dates after the initial six-month non-call period and prior to the final determination date is less than the initial underlier value, and, consequently, the securities are not automatically redeemed prior to, and remain outstanding until, maturity.

	Example 1			Example 2
Determination Dates	Hypothetical Closing Price	Contingent Quarterly Payment (per security)	Early Redemption Payment (per security)	Hypothetical Closing Price	Contingent Quarterly Payment (per security)	Early Redemption Payment (per security)
#1	$105.00	$0.4125	N/A	$70.00	$0.4125	N/A
#2	$100.00	—*	$10.4125	$35.00	$0	N/A
#3	N/A	N/A	N/A	$125.00	—*	$10.4125
Final Determination Date	N/A	N/A	N/A	N/A	N/A	N/A
Payment at Maturity	N/A			N/A

* If the securities are automatically redeemed, the early redemption payment will include the contingent quarterly payment otherwise due.

In Example 1, the securities are automatically redeemed following the second determination date, as the closing price of the underlier on the second determination date is greater than or equal to the initial underlier value, and the second determination date is the first determination date on which the securities are subject to automatic early redemption. As the closing price of the underlier on the first determination date is greater than or equal to the downside threshold level, you receive the contingent quarterly payment of $0.4125 with respect to that determination date. Following the second determination date, you receive the early redemption payment, calculated as follows:

stated principal amount + contingent quarterly payment = $10 + $0.4125 = $10.4125

In this example, the automatic early redemption feature limits the term of your investment to approximately 6 months and you may not be able to reinvest at comparable terms or returns. If the securities are redeemed early, you will stop receiving contingent quarterly payments. Even though the underlier has appreciated above the initial underlier value on the first determination date, the securities are not automatically redeemed, as the securities will not be redeemed prior to the second determination date.

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In Example 2, the securities are automatically redeemed following the third determination date, as the closing price of the underlier on the third determination date is greater than the initial underlier value. As the closing price of the underlier on the first determination date is greater than or equal to the downside threshold level, you receive the contingent quarterly payment of $0.4125 with respect to that determination date. Following the third determination date, you receive an early redemption payment of $10.4125, which includes the contingent quarterly payment with respect to that determination date.

In this example, the automatic early redemption feature limits the term of your investment to approximately 9 months and you may not be able to reinvest at comparable terms or returns. If the securities are redeemed early, you will stop receiving contingent quarterly payments. Further, although the underlier has appreciated by 25% from the initial underlier value on the third determination date, upon automatic early redemption, you receive only $10.4125 per security and do not benefit from such appreciation.

	Example 3			Example 4
Determination Dates	Hypothetical Closing Price	Contingent Quarterly Payment (per security)	Early Redemption Payment (per security)	Hypothetical Closing Price	Contingent Quarterly Payment (per security)	Early Redemption Payment (per security)
#1	$50.00	$0	N/A	$45.00	$0	N/A
#2	$45.00	$0	N/A	$50.00	$0	N/A
#3	$25.00	$0	N/A	$45.00	$0	N/A
Final Determination Date	$35.00	$0	N/A	$70.00	—*	N/A
Payment at Maturity	$3.50			$10.4125

* The final contingent quarterly payment, if any, will be paid at maturity.

Examples 3 and 4 illustrate the payment at maturity per security based on the final underlier value.

In Example 3, the closing price of the underlier is below the downside threshold level on each determination date throughout the term of the securities. As a result, you do not receive any contingent quarterly payments during the term of the securities. In addition, because the final underlier value is less than the downside threshold level, at maturity, you are fully exposed to the decline in the closing price of the underlier.  Thus, investors will receive a cash payment at maturity that is significantly less than the stated principal amount per security, calculated as follows:

($10 × underlier performance factor)

= $10 × (final underlier value / initial underlier value)

= $10 × ($35.00 / $100.00)

= $3.50

In this example, the cash payment you receive at maturity is significantly less than the stated principal amount.

In Example 4, the closing price of the underlier is below the downside threshold level on each of the determination dates prior to the final determination date. As a result, you do not receive any contingent quarterly payments following those determination dates. In addition, the closing price of the underlier decreases to a final underlier value of $70.00. Although the final underlier value is less than the initial underlier value, because the final underlier value is still not less than the downside threshold level, you receive the stated principal amount plus the contingent quarterly payment otherwise due. Your payment at maturity is calculated as follows:

$10 + $0.4125 = $10.4125

In this example, although the final underlier value represents a decline of 30% from the initial underlier value, you receive the stated principal amount per security plus the contingent quarterly payment otherwise due, equal to a total payment of $10.4125 per security at maturity.

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Risk Factors

An investment in the securities involves significant risks. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the securities. Investing in the securities is not equivalent to investing directly in the underlier or any of the securities held by the underlier or composing the index tracked by the underlier (the “tracked index”). Some of the risks that apply to an investment in the securities are summarized below, but we urge you to read the more detailed explanation of risks relating to the securities generally in the “Risk Factors” section of the prospectus supplement. You should not purchase the securities unless you understand and can bear the risks of investing in the securities.

Risks Relating to the Securities Generally

▪	The securities do not guarantee the return of any principal. The terms of the securities differ from those of ordinary debt securities in that the securities do not guarantee the return of any of the stated principal amount at maturity. Instead, if the securities have not been automatically redeemed prior to maturity and if the final underlier value is less than the downside threshold level, you will be exposed to the decline in the closing price of the underlier, as compared to the initial underlier value, on a 1-to-1 basis and you will receive for each security that you hold at maturity an amount in cash equal to the stated principal amount times the underlier performance factor. Under these circumstances, your payment at maturity will be less than 60% of the stated principal amount and could be zero.

▪	You will not receive any contingent quarterly payment for any quarterly period where the closing price of the underlier on the applicable determination date is less than the downside threshold level. The terms of the securities differ from those of ordinary debt securities in that they do not provide for regular interest payments. Instead, a contingent quarterly payment will be made with respect to a quarterly period only if the closing price of the underlier is greater than or equal to the downside threshold level on the related determination date. If the closing price of the underlier is below the downside threshold level on any determination date, you will not receive a contingent quarterly payment for the related quarterly period. The closing price of the underlier could be below the downside threshold level on most or all of the determination dates so that you receive few or no contingent quarterly payments over the term of the securities. If you do not receive sufficient contingent quarterly payments over the term of the securities, the overall return on the securities may be less than the amount that would be paid on a conventional debt security of the issuer of comparable maturity.

▪	You will not participate in any appreciation in the value of the underlier. You will not participate in any appreciation in the value of the underlier from the initial underlier value even though you will be exposed to the depreciation in the value of the underlier if the securities have not been redeemed prior to maturity and the final underlier value is less than the downside threshold level. The return on the securities will be limited to the contingent quarterly payment that is paid with respect to each determination date on which the closing price of the underlier is greater than or equal to the downside threshold level.

▪	Automatic early redemption risk. The term of your investment in the securities may be limited to as short as approximately six months by the automatic early redemption feature of the securities. If the securities are redeemed prior to maturity, no further contingent quarterly payments will be made on the securities and you may be forced to reinvest in a lower interest rate environment. There is no guarantee that you would be able to reinvest the proceeds from an investment in the securities in a comparable investment with a similar level of risk in the event the securities are redeemed prior to the maturity date.

▪	Any payment on the securities will be determined based on the closing prices of the underlier on the dates specified. Any payment on the securities will be determined based on the closing prices of the underlier on the dates specified. You will not benefit from any more favorable value of the underlier determined at any other time.

▪	Contingent repayment of principal applies only at maturity. You should be willing and able to hold the securities to maturity. If you sell the securities prior to maturity in the secondary market, if any, you may have to sell the securities at a loss relative to your initial investment even if the price of the underlier is above the downside threshold level.

▪	The securities are subject to volatility risk. Volatility is a measure of the degree of variation in the price of the underlier over a period of time. The contingent quarterly payment is determined based on a number of factors, including the expected volatility of the underlier. The contingent quarterly payment is higher than the fixed rate that we would pay on a conventional debt security of the same tenor and is higher than it otherwise would be if the level of expected volatility of the underlier taken into account in determining the terms of the securities were lower. As volatility of the underlier increases, there will typically be a greater likelihood that (a) the closing price of the underlier will be less than the downside threshold level on one or more determination dates and (b) the final underlier value will be less than the downside threshold level.

Accordingly, you should understand that a higher contingent quarterly payment reflects, among other things, an indication of a greater likelihood that you will (a) not receive contingent quarterly payments with respect to one or more determination dates and/or (b) incur a loss of principal at maturity than would have been the case had the contingent quarterly payment been lower. In addition, actual volatility over the term of the securities may be significantly higher than the expected volatility at the time the terms of the securities were determined. If actual volatility is higher than expected, you will face an even greater risk that you will not receive contingent quarterly payments and/or that you will lose a significant portion or all of your principal at maturity for the reasons described above.

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▪	Owning the securities is not equivalent to owning the underlier, the securities held by the underlier or the securities composing the tracked index. The return on your securities may not reflect the return you would realize if you actually owned the underlier, the securities held by the underlier or the securities composing the tracked index. For example, as a holder of the securities, you will not have voting rights, rights to receive dividends or other distributions or any other rights with respect to the underlier, the securities held by the underlier or the securities composing the tracked index.

▪	Tax treatment. Significant aspects of the tax treatment of the securities are uncertain. You should consult your tax advisor about your tax situation. See “Additional provisions—Tax considerations” below.

Risks Relating to the Issuer

▪	Credit of issuer. The securities are unsecured and unsubordinated debt obligations of the issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the securities, including any repayment of principal, is subject to the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the securities and, in the event Barclays Bank PLC were to default on its obligations, you might not receive any amount owed to you under the terms of the securities.

▪	You may lose some or all of your investment if any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority. Notwithstanding and to the exclusion of any other term of the securities or any other agreements, arrangements or understandings between Barclays Bank PLC and any holder or beneficial owner of the securities, by acquiring the securities, each holder and beneficial owner of the securities acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority as set forth under “Consent to U.K. Bail-in Power” in this document. Accordingly, any U.K. Bail-in Power may be exercised in such a manner as to result in you and other holders and beneficial owners of the securities losing all or a part of the value of your investment in the securities or receiving a different security from the securities, which may be worth significantly less than the securities and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the relevant U.K. resolution authority may exercise the U.K. Bail-in Power without providing any advance notice to, or requiring the consent of, the holders and beneficial owners of the securities. The exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the securities will not be a default or an Event of Default (as each term is defined in the senior debt securities indenture) and the trustee will not be liable for any action that the trustee takes, or abstains from taking, in either case, in accordance with the exercise of the U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the securities. See “Consent to U.K. Bail-in Power” in this document as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail, including the exercise by the relevant U.K. resolution authority of a variety of statutory resolution powers, could materially adversely affect the value of any securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

Risks Relating to the Underlier

▪	Certain features of exchange-traded funds will impact the value of the securities. The performance of the underlier will not fully replicate the performance of the tracked index, and the underlier may hold securities or other assets not included in the tracked index. The value of the underlier is subject to:

o	Management risk. This is the risk that the investment strategy for the underlier, the implementation of which is subject to a number of constraints, may not produce the intended results. The underlier’s investment adviser may have the right to use a portion of the underlier’s assets to invest in shares of equity securities that are not included in the tracked index. The underlier is not actively managed, and the underlier’s investment adviser will generally not attempt to take defensive positions in declining markets.

o	Derivatives risk. The underlier may invest in derivatives, including forward contracts, futures contracts, options on futures contracts, options and swaps. A derivative is a financial contract, the value of which depends on, or is derived from, the value of an underlying asset such as a security or an index. Compared to conventional securities, derivatives can be more sensitive to changes in interest rates or to sudden fluctuations in market prices, and thus the underlier’s losses may be greater than if the underlier invested only in conventional securities.

o	Transaction costs and fees. Unlike the tracked index, the underlier will reflect transaction costs and fees that will reduce its performance relative to the tracked index.

Generally, the longer the time remaining to maturity, the more the market price of the securities will be affected by the factors described above. In addition, the underlier may diverge significantly from the performance of the tracked index due to differences in trading hours between the underlier and the securities composing the tracked index or other circumstances. During periods of market volatility, the component securities held by the underlier may be unavailable in the secondary market, market participants may be unable to calculate accurately the intraday net asset value per share of the underlier and the liquidity of the underlier may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares in the underlier. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of the underlier. As a result, under these circumstances, the market value of the underlier may vary substantially from the net asset value per share of the underlier.

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Because the securities are linked to the performance of the underlier and not the tracked index, the return on your securities may be less than that of an alternative investment linked directly to the tracked index.

▪	Adjustments to the underlier or to its tracked index could adversely affect the value of the securities or result in the securities being accelerated. The investment adviser of the underlier may add, delete or substitute the component securities held by the underlier or make changes to its investment strategy, and the sponsor of the tracked index may add, delete, substitute or adjust the securities composing the tracked index or make other methodological changes to the tracked index that could affect its performance. In addition, if the shares of the underlier are de-listed or if the underlier is liquidated or otherwise terminated, the calculation agent may select a successor fund that the calculation agent determines to be comparable to the underlier or, if no successor fund is available, the maturity date of the securities will be accelerated for a payment determined by the calculation agent. Any of these actions could adversely affect the value of the underlier and, consequently, the value of the securities. Any amount payable upon acceleration could be significantly less than the amount(s) that would be due on the securities if they were not accelerated. See “Reference Assets—Exchange-Traded Funds—Adjustments Relating to Securities with an Exchange-Traded Fund as a Reference Asset—Discontinuance of an Exchange-Traded Fund” in the accompanying prospectus supplement.

▪	Anti-dilution protection is limited, and the calculation agent has discretion to make anti-dilution adjustments. The calculation agent may in its sole discretion make adjustments affecting the amounts payable on the securities upon the occurrence of certain events that the calculation agent determines have a diluting or concentrative effect on the theoretical value of the shares of the underlier. However, the calculation agent might not make such adjustments in response to all events that could affect the shares of the underlier. The occurrence of any such event and any adjustment made by the calculation agent (or a determination by the calculation agent not to make any adjustment) may adversely affect the market price of, and any amounts payable on, the securities. See “Reference Assets—Exchange-Traded Funds—Adjustments Relating to Securities with an Exchange-Traded Fund as a Reference Asset—Anti-dilution Adjustments” in the accompanying prospectus supplement.

▪	The securities are subject to risks associated with the internet sector. All or substantially all of the component securities held by the underlier are issued by companies whose primary line of business is directly associated with the internet sector. As a result, the value of the securities may be subject to greater volatility and be more adversely affected by a single economic, political or regulatory occurrence affecting this sector than a different investment linked to securities of a more broadly diversified group of issuers. Investments in internet companies may be volatile. Internet companies are subject to intense competition, the risk of product obsolescence, changes in consumer preferences and legal, regulatory and political changes. They are also especially at risk of hacking and other cybersecurity events. In addition, it can be difficult to determine what qualifies as an internet company. These factors could affect the internet sector and could affect the value of the component securities held by the underlier and the price of the underlier during the term of the securities, which may adversely affect the value of the securities.

▪	There are risks associated with investments in securities linked to the value of non-U.S. equity securities. Some of the component securities held by the underlier are issued by non-U.S. companies in non-U.S. securities markets. Investments in securities linked to the value of such non-U.S. equity securities involve risks associated with the securities markets in the home countries of the issuers of those non-U.S. equity securities, including risks of volatility in those markets, governmental intervention in those markets and cross shareholdings in companies in certain countries. Also, there is generally less publicly available information about companies in some of these jurisdictions than there is about U.S. companies that are subject to the reporting requirements of the SEC, and generally non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements and securities trading rules different from those applicable to U.S. reporting companies. The prices of securities in non-U.S. markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws.

▪	There are risks associated with emerging markets. Some of the component securities held by the underlier have been issued by companies based in emerging markets. Emerging markets pose further risks in addition to the risks associated with investing in foreign equity markets generally. Countries with emerging markets may have relatively unstable financial markets and governments; may present the risks of nationalization of businesses; may impose restrictions on currency conversion, exports or foreign ownership and prohibitions on the repatriation of assets; may pose a greater likelihood of regulation by the national, provincial and local governments of the emerging market countries, including the imposition of currency exchange laws and taxes; and may have less protection of property rights, less access to legal recourse and less comprehensive financial reporting and auditing requirements than more developed countries. The economies of countries with emerging markets may be based on only a few industries, may be highly vulnerable to changes in local or global trade conditions, and may suffer from extreme and volatile debt burdens or inflation rates. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times. Moreover, the economies in such countries may differ unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources, self-sufficiency and balance of payment positions. The currencies of emerging markets may also be less liquid and more volatile than those of developed markets and may be affected by political and economic developments in different ways than developed markets. The foregoing factors may adversely affect the performance of companies based in emerging markets.

▪	The price of the underlier is subject to currency exchange risk with respect to the U.S. dollar and the non-U.S. currencies represented in the underlier. Because the price of the underlier is related to the U.S. dollar value of the non-U.S.

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component securities held by the underlier, the price of the underlier will be exposed to the currency exchange rate risk with respect to each of the currencies in which the non-U.S. component securities held by the underlier trade. An investor’s net exposure will depend on the extent to which each of those non-U.S. currencies strengthens or weakens against the U.S. dollar and the relative weight of the component securities denominated in those non-U.S. currencies. If, taking into account the relevant weighting, the U.S. dollar strengthens against those non-U.S. currencies, the price of the underlier will be adversely affected and any payments on the securities may be reduced.

Exchange rate movements for a particular currency are volatile and are the result of numerous factors, including the supply of, and the demand for, those currencies, as well as government policy, intervention or actions, but are also influenced significantly from time to time by political or economic developments, and by macroeconomic factors and speculative actions related to the relevant region. Of particular importance to potential currency exchange risk are:

o	existing and expected rates of inflation;

o	existing and expected interest rate levels;

o	the balance of payments between the countries represented in the underlier and the United States; and

o	the extent of governmental surpluses or deficits in the countries represented in the underlier and the United States.

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of the countries represented in the underlier, the United States and other countries important to international trade and finance.

▪	Governmental legislative or regulatory actions, such as sanctions, could adversely affect your investment in the securities. Governmental legislative or regulatory actions, including, without limitation, sanctions-related actions by the U.S. or a foreign government, could prohibit or otherwise restrict persons from holding the securities or the underlier, or engaging in transactions in them, and any such action could adversely affect the value of the underlier. These legislative or regulatory actions could result in restrictions on the securities or the de-listing of the underlier. You may lose a significant portion or all of your initial investment in the securities if the underlier is de-listed or if you are forced to divest the securities due to government mandates, especially if such de-listing occurs or such divestment must be made at a time when the value of the securities has declined. See “—Adjustments to the underlier or to its tracked index could adversely affect the value of the securities or result in the securities being accelerated” above.

Risks Relating to Conflicts of Interest

▪	Hedging and trading activity by the issuer and its affiliates could potentially adversely affect the value of the securities. Hedging or trading activities of the issuer’s affiliates and of any other hedging counterparty with respect to the securities could adversely affect the value of the underlier and, as a result, could decrease the amount an investor may receive on the securities at maturity, if any. Any of these hedging or trading activities on or prior to the pricing date could potentially increase the initial underlier value and, as a result, the downside threshold level, which is the price at or above which the underlier must close on each determination date in order for you to receive a contingent quarterly payment or, if the securities are not redeemed prior to maturity, in order for you to avoid being exposed to the negative price performance of the underlier at maturity. Additionally, such hedging or trading activities during the term of the securities could potentially affect the price of the underlier on the determination dates and, accordingly, whether investors will receive one or more contingent quarterly payments, whether the securities are automatically redeemed prior to maturity and, if the securities are not redeemed prior to maturity, the payment at maturity, if any.

▪	We and our affiliates, and any dealer participating in the distribution of the securities, may engage in various activities or make determinations that could materially affect your securities in various ways and create conflicts of interest. We and our affiliates play a variety of roles in connection with the issuance of the securities, as described below. In performing these roles, our and our affiliates’ economic interests are potentially adverse to your interests as an investor in the securities.

In connection with our normal business activities and in connection with hedging our obligations under the securities, we and our affiliates make markets in and trade various financial instruments or products for our accounts and for the account of our clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, derivative instruments or assets that may relate to the underlier or its components. In any such market making, trading and hedging activity, investment banking and other financial services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of the holders of the securities. We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the securities into account in conducting these activities. Such market making, trading and hedging activity, investment banking and other financial services may negatively impact the value of the securities.

In addition, the role played by Barclays Capital Inc., as the agent for the securities, could present significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the securities. For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the securities and such compensation or financial benefit may serve as an incentive to sell the securities instead of other investments. Furthermore, we and our affiliates establish the offering price of the securities for initial sale to the public, and the offering price is not based upon any independent verification or valuation.

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Furthermore, the selected dealer or its affiliates will have the option to conduct a material portion of the hedging activities for us in connection with the securities. The selected dealer or its affiliates would expect to realize a projected profit from such hedging activities, and this projected profit would be in addition to any selling concession that the selected dealer realizes for the sale of the securities to you. This additional projected profit may create a further incentive for the selected dealer to sell the securities to you.

In addition to the activities described above, we will also act as the calculation agent for the securities. As calculation agent, we will determine any values of the underlier and make any other determinations necessary to calculate any payments on the securities. In making these determinations, we may be required to make discretionary judgments, including determining whether a market disruption event has occurred on any date that the value of the underlier is to be determined; if the shares of the underlier are de-listed or if the underlier is liquidated or otherwise terminated, selecting a successor fund or, if no successor fund is available, determining whether to accelerate the maturity date; and determining whether to adjust any variable described herein in the case of certain events related to the underlier that the calculation agent determines have a diluting or concentrative effect on the theoretical value of the shares of the underlier. In making these discretionary judgments, our economic interests are potentially adverse to your interests as an investor in the securities, and any of these determinations may adversely affect any payments on the securities.

Risks Relating to the Estimated Value of the Securities and the Secondary Market

▪	The securities will not be listed on any securities exchange, and secondary trading may be limited. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to offer to purchase the securities in the secondary market but are not required to do so and may cease any such market making activities at any time, without notice. Even if a secondary market develops, it may not provide enough liquidity to allow you to trade or sell the securities easily. Because other dealers are not likely to make a secondary market for the securities, the price, if any, at which you may be able to trade your securities is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the securities. In addition, Barclays Capital Inc. or one or more of our other affiliates may at any time hold an unsold portion of the securities (as described on the cover page of this document), which may inhibit the development of a secondary market for the securities. The securities are not designed to be short-term trading instruments. Accordingly, you should be willing and able to hold your securities to maturity.

▪	The market price of the securities will be influenced by many unpredictable factors. Several factors will influence the value of the securities in the secondary market and the price at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC may be willing to purchase or sell the securities in the secondary market. Although we expect that generally the value of the underlier on any day will affect the value of the securities more than any other single factor, other factors that may influence the value of the securities include:

o	the volatility (frequency and magnitude of changes in value) of the underlier and the securities held by the underlier;

o	whether the closing price has been, or is expected to be, below the downside threshold level on any determination date;

o	dividend rates on the underlier and on the securities held by the underlier;

o	interest and yield rates in the market;

o	time remaining until the securities mature;

o	supply and demand for the securities;

o	geopolitical conditions and economic, financial, political, regulatory and judicial events that affect the securities held by the underlier and that may affect the final underlier value;

o	the exchange rates relative to the U.S. dollar with respect to the currencies in which the non-U.S. securities held by the underlier trade; and

o	any actual or anticipated changes in our credit ratings or credit spreads.

The value of the underlier may be, and has recently been, volatile, and we can give you no assurance that the volatility will lessen. See “KraneShares CSI China Internet ETF Overview” below. You may receive less, and possibly significantly less, than the stated principal amount per security if you try to sell your securities prior to maturity.

▪	The estimated value of your securities is expected to be lower than the initial issue price of your securities. The estimated value of your securities on the pricing date is expected to be lower, and may be significantly lower, than the initial issue price of your securities. The difference between the initial issue price of your securities and the estimated value of the securities is expected as a result of certain factors, such as any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the securities, the estimated cost that we may incur in hedging our obligations under the securities, and estimated development and other costs that we may incur in connection with the securities. These other costs will include a fee paid to LFT Securities, LLC, an entity in which an affiliate of Morgan Stanley Wealth Management has an ownership interest, for providing certain electronic platform services with respect to this offering.

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▪	The estimated value of your securities might be lower if such estimated value were based on the levels at which our debt securities trade in the secondary market. The estimated value of your securities on the pricing date is based on a number of variables, including our internal funding rates. Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market. As a result of this difference, the estimated values referenced above might be lower if such estimated values were based on the levels at which our benchmark debt securities trade in the secondary market.

▪	The estimated value of the securities is based on our internal pricing models, which may prove to be inaccurate and may be different from the pricing models of other financial institutions. The estimated value of your securities on the pricing date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize. These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the securities may not be consistent with those of other financial institutions that may be purchasers or sellers of securities in the secondary market. As a result, the secondary market price of your securities may be materially different from the estimated value of the securities determined by reference to our internal pricing models.

▪	The estimated value of your securities is not a prediction of the prices at which you may sell your securities in the secondary market, if any, and such secondary market prices, if any, will likely be lower than the initial issue price of your securities and may be lower than the estimated value of your securities. The estimated value of the securities will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the securities from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your securities in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the securities. Further, as secondary market prices of your securities take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the securities such as fees, commissions, discounts, and the costs of hedging our obligations under the securities, secondary market prices of your securities will likely be lower than the initial issue price of your securities. As a result, the price at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the securities from you in secondary market transactions, if any, will likely be lower than the price you paid for your securities, and any sale prior to the maturity date could result in a substantial loss to you.

▪	The temporary price at which we may initially buy the securities in the secondary market and the value we may initially use for customer account statements, if we provide any customer account statements at all, may not be indicative of future prices of your securities. Assuming that all relevant factors remain constant after the pricing date, the price at which Barclays Capital Inc. may initially buy or sell the securities in the secondary market (if Barclays Capital Inc. makes a market in the securities, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the securities on the pricing date, as well as the secondary market value of the securities, for a temporary period after the initial issue date of the securities. The price at which Barclays Capital Inc. may initially buy or sell the securities in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your securities.

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KraneShares CSI China Internet ETF Overview

We have derived all information contained in this document regarding the underlier from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by, KraneShares Trust and Krane Funds Advisors, LLC (“Krane”). The underlier is an investment portfolio of KraneShares Trust. Krane is currently the investment adviser to the underlier. The underlier is an exchange-traded fund that trades on the NYSE Arca, Inc. under the ticker symbol “KWEB.”

The underlier seeks to provide investment results that, before fees and expenses, correspond generally to the price and yield performance of a foreign equity securities index, which is currently the CSI Overseas China Internet Index (the “tracked index”). The tracked index is a modified free float-adjusted market capitalization index that is designed to measure the overall performance of overseas listed Chinese internet companies. For more information about the tracked index, see “Annex—The CSI Overseas China Internet Index” below.

Although the underlier reserves the right to replicate (or hold all components of) the tracked index, the underlier expects to use representative sampling to track the tracked index. “Representative sampling” is a strategy that involves investing in a representative sample of securities that collectively have an investment profile similar to the tracked index. The underlier may or may not hold all of the securities in the tracked index when using a representative sampling indexing strategy.

Tracking error refers to the risk that the underlier’s performance may not match or correlate to that of the tracked index, either on a daily or aggregate basis. Tracking error may cause the underlier’s performance to be less than expected. There are a number of factors that may contribute to the underlier’s tracking error, such as underlier expenses, imperfect correlation between the underlier’s investments and those of the tracked index, the use of representative sampling strategy, if applicable, asset valuation differences, tax considerations, the unavailability of securities in the tracked index from time to time, holding cash and cash equivalents, and other liquidity constraints. In addition, securities included in the tracked index may be suspended from trading. To the extent the underlier calculates its net asset value based on fair value prices and the value of the tracked index is based on securities’ closing prices on local foreign markets, the underlier’s ability to track the tracked index may be adversely affected. Mathematical compounding may prevent the underlier from correlating with the monthly, quarterly, annual or other period performance of the tracked index. In addition, the underlier may not invest in certain securities and other instruments included in the tracked index, or invest in them in the exact proportions they represent of the tracked index, including due to legal restrictions or limitations imposed by a foreign government or a lack of liquidity in certain securities. Moreover, the underlier may be delayed in purchasing or selling securities and other instruments included in the tracked index. Any issues the underlier encounters with regard to currency convertibility (including the cost of borrowing funds, if any) and repatriation may also increase the underlier’s tracking error.

KraneShares Trust is a registered investment company that consists of numerous separate investment portfolios, including the underlier. Information provided to or filed with the SEC by KraneShares Trust pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 333-180870 and 811-22698, respectively, through the SEC’s website at http://www.sec.gov.

Information about the underlier as of market close on January 5, 2023:

Bloomberg Ticker Symbol:	KWEB UP	52 Week High:	$38.89
Current Closing Price:	$34.76	52 Week Low:	$18.41
52 Weeks Ago (1/6/2022):	$35.20

The following table sets forth the published high, low and period-end closing prices of the underlier for each quarter for the period of January 2, 2018 through January 5, 2023. The associated graph shows the closing prices of the underlier for each day in the same period. The closing price of the underlier on January 5, 2023 was $34.76. We obtained the closing prices of the underlier from Bloomberg Professional® service, without independent verification. Historical performance of the underlier should not be taken as an indication of future performance. Future performance of the underlier may differ significantly from historical performance, and no assurance can be given as to the closing price of the underlier during the term of the securities, including on any of the determination dates. We cannot give you assurance that the performance of the underlier will not result in a loss on your initial investment. The closing prices below may have been adjusted to reflect certain actions, such as stock splits and reverse stock splits.

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KraneShares CSI China Internet ETF	High	Low	Period End
2018
First Quarter	$68.34	$57.32	$61.43
Second Quarter	$66.38	$57.06	$59.58
Third Quarter	$60.60	$46.03	$48.82
Fourth Quarter	$48.69	$37.50	$37.50
2019
First Quarter	$48.41	$36.20	$47.10
Second Quarter	$49.64	$40.13	$43.95
Third Quarter	$45.03	$38.29	$41.33
Fourth Quarter	$49.53	$41.03	$48.68
2020
First Quarter	$54.58	$40.37	$45.27
Second Quarter	$63.03	$44.01	$61.94
Third Quarter	$72.85	$62.24	$68.18
Fourth Quarter	$77.72	$67.63	$76.79
2021
First Quarter	$103.56	$74.37	$76.35
Second Quarter	$79.75	$66.17	$69.78
Third Quarter	$68.27	$43.96	$47.32
Fourth Quarter	$53.46	$34.06	$36.49
2022
First Quarter	$38.89	$21.19	$28.51
Second Quarter	$33.86	$24.10	$32.76
Third Quarter	$33.25	$24.56	$24.64
Fourth Quarter	$31.47	$18.41	$30.20
2023
First Quarter (through January 5, 2023)	$34.76	$31.80	$34.76

KraneShares CSI China Internet ETF — daily closing prices* January 2, 2018 to January 5, 2023

* The dotted line indicates a hypothetical downside threshold level of 60% of the closing price of the underlier on January 5, 2023. The actual downside threshold level will be equal to 60% of the initial underlier value.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

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Additional Information about the Securities

Please read this information in conjunction with the terms on the cover page of this document.

Additional provisions:
Minimum ticketing size:	$1,000 / 100 securities
Tax considerations:

You should review carefully the sections in the accompanying prospectus supplement entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Prepaid Forward or Derivative Contracts with Associated Contingent Coupons” and, if you are a Non-U.S. Holder, “—Tax Consequences to Non-U.S. Holders.” The following discussion supersedes the discussion in the accompanying prospectus supplement to the extent it is inconsistent therewith.

In determining our reporting responsibilities, if any, we intend to treat (i) the securities for U.S. federal income tax purposes as prepaid forward contracts with associated contingent coupons and (ii) any contingent quarterly payments as ordinary income, as described in the section entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Prepaid Forward or Derivative Contracts with Associated Contingent Coupons” in the accompanying prospectus supplement. Our special tax counsel, Davis Polk & Wardwell LLP, has advised that it believes this treatment to be reasonable, but that there are other reasonable treatments that the Internal Revenue Service (the “IRS”) or a court may adopt.

Sale, exchange or redemption of a security. Assuming the treatment described above is respected, upon a sale or exchange of the securities (including redemption upon an automatic call or at maturity), you should recognize capital gain or loss equal to the difference between the amount realized on the sale or exchange and your tax basis in the securities, which should equal the amount you paid to acquire the securities (assuming contingent quarterly payments are properly treated as ordinary income, consistent with the position referred to above). This gain or loss should be short-term capital gain or loss unless you hold the securities for more than one year, in which case the gain or loss should be long-term capital gain or loss, whether or not you are an initial purchaser of the securities at the issue price. The deductibility of capital losses is subject to limitations. If you sell your securities between the time your right to a contingent quarterly payment is fixed and the time it is paid, it is likely that you will be treated as receiving ordinary income equal to the contingent quarterly payment. Although uncertain, it is possible that proceeds received from the sale or exchange of your securities prior to a determination date but that can be attributed to an expected contingent quarterly payment could be treated as ordinary income. You should consult your tax advisor regarding this issue.

As noted above, there are other reasonable treatments that the IRS or a court may adopt, in which case the timing and character of any income or loss on the securities could be materially affected. In addition, in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments and the relevance of factors such as the nature of the underlying property to which the instruments are linked. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should consult your tax advisor regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments and the issues presented by this notice.

Non-U.S. Holders. Insofar as we have responsibility as a withholding agent, we do not currently intend to treat contingent quarterly payments to Non-U.S. Holders (as defined in the accompanying prospectus supplement) as subject to U.S. withholding tax. However, Non-U.S. Holders should in any event expect to be required to provide appropriate Forms W-8 or other documentation in order to establish an exemption from backup withholding, as described under the heading “—Information Reporting and Backup Withholding” in the accompanying prospectus supplement. If any withholding is required, we will not be required to pay any additional amounts with respect to amounts withheld.

Treasury regulations under Section 871(m) generally impose a withholding tax on certain “dividend equivalents” under certain “equity linked instruments.” A recent IRS notice excludes from the scope of Section 871(m) instruments issued prior to January 1, 2025 that do not have a “delta of one” with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”). Based on our determination that the securities do not have a “delta of one” within the meaning of the regulations, we expect that these regulations will not apply to the securities with regard to Non-U.S. Holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If necessary, further information regarding the potential application of Section

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871(m) will be provided in the pricing supplement for the securities. You should consult your tax advisor regarding the potential application of Section 871(m) to the securities.
Trustee:	The Bank of New York Mellon
Calculation agent:	Barclays Bank PLC
Use of proceeds and hedging:

The net proceeds we receive from the sale of the securities will be used for various corporate purposes as set forth in the prospectus and prospectus supplement and, in part, in connection with hedging our obligations under the securities through one or more of our subsidiaries.

We, through our subsidiaries or others, hedge our anticipated exposure in connection with the securities by taking positions in futures and options contracts on the underlier or the tracked index and any other securities or instruments we may wish to use in connection with such hedging. Trading and other transactions by us or our affiliates could affect the value of the underlier, the market value of the securities or any amounts payable on the securities. For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the prospectus supplement.

ERISA:	See “Benefit Plan Investor Considerations” in the accompanying prospectus supplement.

This document represents a summary of the terms and conditions of the securities. We encourage you to read the accompanying prospectus and prospectus supplement for this offering, which can be accessed via the hyperlinks on the cover page of this document.

Supplemental Plan of Distribution

Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”) and its financial advisors will collectively receive from the agent, Barclays Capital Inc., a fixed sales commission for each security they sell, and Morgan Stanley Wealth Management will receive a structuring fee for each security, in each case as specified on the cover page of this document.

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Annex— The CSI Overseas China Internet Index

All information contained in this document regarding the CSI Overseas China Internet Index (the “tracked index”), including, without limitation, its make-up, method of calculation and changes in its components, has been derived from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by, China Securities Index Company Limited (“CSI”). The tracked index is calculated, maintained and published by CSI. CSI does not have any obligation to continue to publish, and may discontinue the publication of, the tracked index.

The tracked index is reported by Bloomberg L.P. in U.S. dollars under the ticker symbol “H11137.”

The tracked index is a modified free float-adjusted market capitalization-weighted index that is designed to measure the overall performance of overseas listed Chinese internet companies.

Eligibility Criteria

Hong Kong listed securities should satisfy the following conditions:

▪	Common stocks and REITs primarily or secondarily listed on the Hong Kong Stock Exchange (main exchange or the Growth Enterprise Market);

▪	Listed for more than 3 months in the most recent year unless the daily average total market value of a security since listing is ranked top 10 of all the Hong Kong securities; and

▪	Listed by a Chinese company that meets one of the following three criteria: (i) is incorporated in mainland China; (ii) has its operation center in mainland China; or (iii) derives at least 50% of its revenue from mainland China.

Hong Kong listed securities that meet any of the following conditions will be excluded from the eligible universe:

▪	Securities whose average daily closing price in the most recent year is less than 0.1 HKD;

▪	Securities whose average daily closing price in the most recent year is less than 0.5 HKD or earnings per share in the most recent annual report is negative;

▪	Securities whose cumulative average daily market capitalization coverage in the most recent three months is beyond 90%, after having ranked the securities by the average daily turnover ratio (which is the daily trading value divided by total market capitalization) in descending order and calculated the cumulative average daily market capitalization coverage for each security;

▪	Securities that are included on the Hong Kong Securities and Futures Commission high shareholding concentration notices, unless the company has issued the announcement entitled “Resolving of High Shareholding Concentration” to state that the high shareholding concentration issue has been resolved for 12 months; or

▪	Securities considered by the index advisory committee as inappropriate.

Other markets listed securities should satisfy the following conditions:

▪	Listed for more than 3 months unless the market value of its IPO exceeds 30 billion USD; and

▪	Listed by a Chinese company that meets one of the following three criteria: (i) is incorporated in mainland China; (ii) has its operation center in mainland China; or (iii) derives at least 50% of its revenue from mainland China.

Constituent Selection

All securities whose average daily trading value in the past year is less than 3 million USD or average daily market capitalization in the past year is less than 2 billion USD are removed from the eligible universe.

From the remaining securities, securities are chosen for inclusion in the tracked index if they are assigned to one of the following categories, as determined by CSI:

▪	Internet Software & Services (companies developing and marketing internet software and/or providing internet services);

▪	Home Entertainment Software (manufacturers of home entertainment software and educational software primarily for home use);

▪	Internet Retail (companies providing retail services primarily on the internet);

▪	Internet Service (companies providing commercial services primarily on the internet); or

▪	Mobile Internet (companies developing and marketing mobile internet software and/or providing mobile internet services).

When two or more eligible listings of the same company are selected as candidates, the Hong Kong listed security will have the priority to be selected.

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Index Calculation

The tracked index is a modified free float-adjusted market capitalization-weighted index. The tracked index is calculated using the following formula:

Float Adjustment. CSI defines free-float of a constituent as the shares outstanding and tradable in the security market. The identification and calculation of free float by CSI is based on objective information including prospectuses and listing notices, periodic reports and temporary reports. CSI tracks the changes of free-float shares and adjusts free-float changes resulting from shareholder’s behavior every six months. All restricted shares subject to a lock-in period are deemed to be non-free float. Non-restricted shares will be deemed to be non-free float if (a) they fall into one of the following types of shares: (1) shares held by founders of the company or their families, and by senior executives, by directors, or by supervisors, etc.; (2) shares held by the government or its subsidiaries; (3) shares held by strategic investors for long-term strategic interest; or (4) shares held by employee share plans; and (b) the holdings by shareholders or shareholders acting in concert are 5% or greater; otherwise, they will be deemed to be free float. Restricted shares after the lock-in period are treated in the same way as non-restricted shares.

The weight factor is a value between 0 and 1, so that the weight of each constituent is capped at 10% and the total weight of the top five constituents is capped at 40%.

Exchange Rate. The price of each component stock and the total market capitalization as of the base date are converted into USD equivalents using the relevant exchange rates as of the applicable dates. Exchange rates are sourced from the data providers as designated by CSI from time to time. The real-time calculation of the tracked index is based on the real-time price date published by the stock exchanges during trading hours through their quotation system. The real-time exchange rate is used to calculate the real-time index; the exchange rate at the index closing time is used to calculate the index closing level.

Divisor. The purpose of the index divisor is to maintain the continuity of an index level following a change to the constituent list, a capital change in the index constituents or an index constituent’s market value changes due to non-trading factors. The new divisor is derived from the following formula:

The new divisor derived from this formula will be used for the future index calculation.

Base Date. The tracked index has a base date of June 29, 2007, with a base value of 1,000 on that date.

Index Review

The tracked index is adjusted and rebalanced semi-annually during the last ten days of May and November of each year. The adjustment will be effective as of the next trading day after the second Friday in June and December.

A weight factor is rebalanced monthly and the rebalance will be effective as of the next trading day after the second Friday of each month.

Suspension. At the periodic index review, if an index constituent is suspended, CSI will determine its treatment as follows:

▪	Constituents that have been suspended for more than 25 trading days and have not resumed trading as of the deadline for data used for constituents’ eligibility review (April 30th for the May review and October 31st for the November review), if listed on the candidate deletion list, will be classified as priority deletion securities.

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▪	CSI reports list of constituents that have been suspended close to 25 trading days as of the deadline for data used for constituents’ eligibility review to the index advisory committee. The committee discusses whether they should be classified as candidate deletion securities.

▪	If the deletion securities are under suspension and the reason for suspension is a significant negative event, then the constituent will be deleted from the index at the price of 0.00001 Yuan. In the event that such securities resume trading at least one trading day prior to the effective date, CSI will amend the deletion price to market price and publish an announcement. Under any other conditions, a suspended constituent will be deleted from the index at its closing market price before suspension.

For suspended companies that are not currently constituents of the tracked index, CSI determines their treatment as follows:

▪	Securities that are under suspension and without a clear expectation of trading resumption on the date of the index advisory committee meeting will not be able to be selected as candidates for inclusion in the tracked index.

▪	Securities that have been suspended for more than 25 trading days during the data period used for constituents’ review are eligible for inclusion in the index only if they have resumed trading for 3 months, except in special circumstances approved by the index advisory committee.

▪	For new additions suspended between the announcement date and the effective date of the periodic review, CSI will decide whether to adjust the addition or not.

Corporate Action Related Changes

In the case of exceptional corporate events, CSI will review the tracked index and make necessary ongoing adjustments between index reviews in order to maintain the representativeness of the index and ensure it is investable. These corporate events include initial public offerings, mergers and acquisitions, spin-offs, suspensions, delistings, bankruptcies, cash or stock dividends, stock splits or reverse stock splits, rights issues and secondary offerings.

Index Governance

CSI annually reviews the index calculation and maintenance methodology and other index policy documents to ensure that the tracked index continues to achieve the stated objectives. After the regular review is completed, an annual review report is produced and presented to the index oversight committee.

CSI may review index methodology documents outside the annual scheduled reviews based on, but not limited to, one of the following: underlying market environment review, market participant feedback, problems identified in index management or unusual corporate events treatment.

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